Exhibit 99

  1-800-FLOWERS.COM(R) Completes Repurchase of Three Million Shares from J.P.
                                Morgan Partners

    CARLE PLACE, N.Y.--(BUSINESS WIRE)--Dec. 28,
2006--1-800-FLOWERS.COM, Inc. (NASDAQ: FLWS), the world's leading florist and a provider of specialty gifts for all occasions, today reported that it has completed its previously announced repurchase of 3,010,740 shares of the Company's Class A Common Stock from J.P. Morgan Partners. The purchase price was $5.21 per share or a total of $15,688,966. The repurchase was funded with cash generated during the Company's current fiscal 2007 second quarter and was in addition to the Company's existing stock repurchase authorization of $20 million, of which approximately $8 million remains authorized but unused.

    About 1-800-FLOWERS.COM(R)

    For more than 30 years, 1-800-FLOWERS.COM Inc. - "Your Florist of Choice(SM)" - has been providing customers around the world with the freshest flowers and finest selection of plants, gift baskets, gourmet foods and confections, and plush stuffed animals perfect for every occasion. 1-800-FLOWERS.COM(R) offers the best of both worlds: exquisite, florist-designed arrangements individually created by some of the nation's top floral artists and hand-delivered the same day, and spectacular flowers shipped from our growers to your door fresh. Customers can "call, click or come in" to shop 1-800-FLOWERS.COM twenty four hours a day, 7 days a week at 1-800-356-9377 or www.1800flowers.com. Sales and Service Specialists are available 24/7, and fast and reliable delivery is offered same day, any day. As always, 100 percent satisfaction and freshness is guaranteed. The 1-800-FLOWERS.COM collection of brands also includes home decor and children's gifts from Plow & Hearth(R) (1-800-627-1712 or www.plowandhearth.com), Problem Solvers(R) (www.problemsolvers.com), Wind & Weather(R) (www.windandweather.com), Madison Place(R) (www.madisonplace.com), HearthSong(R) (www.hearthsong.com) and Magic Cabin(R) (www.magiccabin.com); gourmet gifts including popcorn and specialty treats from The Popcorn Factory(R) (1-800-541-2676 or (www.thepopcornfactory.com); exceptional cookies and baked gifts from Cheryl&Co.(R) (1-800-443-8124 or wwwcherylandco.com); premium chocolates and confections from Fannie May Confections Brands(R) (www.fanniemay.com and www.harrylondon.com); gourmet foods from GreatFood.com(R) (www.greatfood.com); wine gifts from Ambrosia.com (www.ambrosia.com); gift baskets from 1-800-BASKETS.COM(R) (www.1800baskets.com) and the BloomNet(R) international floral wire service providing quality products and diverse services to a select network of florists. 1-800-FLOWERS.COM, Inc. stock is traded on the NASDAQ market under ticker symbol FLWS.

    CONTACT: 1-800-FLOWERS.COM Inc.
             Investors:
             Joseph D. Pititto, 516-237-6131
             invest@1800flowers.com
             Media:
             Steven Jarmon, 516-237-4675
             sjarmon@1800flowers.com